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Exhibit 99.1

IHOP CORP. DETAILS STRATEGIC FINANCIAL DECISIONS

        GLENDALE, Calif., March 24, 2003—IHOP Corp. (NYSE: IHP) today announced that it has reached several strategic financial decisions and adopted a plan designed to distribute cash to shareholders. The Company's new operating model is expected to begin generating substantial positive free cash flows commencing in 2004. In recognition of the Company's reduced need for capital and anticipated improved cash generation, the Board of Directors declared its first quarterly cash dividend of $0.25 per common share and indicated its intent to pay a recurring quarterly dividend going forward. The dividend will be payable May 19, 2003 to shareholders of record as of May 1, 2003. Future dividend declarations will be made at the discretion of the Board of Directors and will be based on such factors as the Company's earnings, financial condition, cash requirements, future prospects and other factors.

        Julia A. Stewart, IHOP Corp. President and Chief Executive Officer, said, "We have taken into consideration what is right for the business and our shareholders. We believe that the implementation of regular quarterly dividend payments is the most viable and attractive option we have today with regard to returning cash to shareholders."

        After a review of its strategic alternatives, the Company has decided that implementing a recurring quarterly dividend and pursuing its previously announced share repurchase program are the most cost-effective and beneficial ways to return cash to shareholders. The Company has reviewed and considered a sale and monetization of approximately $200 million in receivables with a distribution of the proceeds to its shareholders. Management and the Board have determined that these alternatives are not financially attractive due to associated high transaction costs and insufficient returns for the Company and its shareholders.

        IHOP also reiterated its 2.6 million share repurchase authorization and indicated that it continues to monitor the market for its stock and intends to effect purchases on the open market and in block transactions whenever it deems appropriate. Additionally, IHOP reaffirmed its EPS guidance for fiscal 2003 of $1.55 to $1.70 per diluted share.

Sale or Monetization of Receivables

        The Company's management and Board of Directors reviewed the potential sale of its franchisee note and equipment lease receivables and determined, for various reasons, that a sale is not a financially attractive alternative for the Company. The amounts suggested by third parties that they would be willing to pay for the receivables were deemed by management to be inadequate. In addition, upon a sale of the receivables, IHOP might incur an immediate significant tax liability. The sale of these receivables might also cause the Company to violate covenants under existing debt instruments. In order to sell the receivables IHOP would be required to renegotiate or prepay these debt instruments and incur substantial prepayment penalties. The combination of the inadequate suggested values and tax liability would yield net proceeds from a sale insufficient to fund the resulting debt repayment obligation let alone allow for proceeds for a distribution to shareholders.

        Stewart concluded, "The sale of our receivables would have been subject to a significant discount, immediate tax liability and penalties under existing debt instruments. The economics of such a transaction provide negligible upside to IHOP and our shareholders and is not a feasible vehicle to return cash to shareholders."

        IHOP also researched the possibility of selling its direct financing receivables, or otherwise monetizing its rental income, and determined that such a sale was not practical. The Company's direct financing receivables and rental income are encumbered by capital and operating lease obligations. In order to effect a sale, IHOP would need to obtain, in many cases, consents from leaseholders and lessees and, in some cases, modifications to the underlying leases. IHOP's management determined that obtaining such consents and modifications would be cumbersome, time consuming and expensive and provide no guarantee of success.

        In lieu of a sale of receivables, management and the Board also explored raising incremental borrowings to fund a large, one time, distribution to shareholders. This included a possible securitization of its receivables, as well as other forms of debt secured by such receivables. While the Company has determined that it has the ability to raise additional borrowings, it decided that it would not be prudent, at this time, to incur substantial incremental debt.

New Segment Reporting

        The Company also announced that effective with the publication of its first quarter 2003 10Q report, it will report its results across four key segments of its business. This new segment reporting should be more transparent and help investors to better understand the Company's business operations and results in light of its new operating model. The makeup of the four segments—Franchise Operations, Financing Operations, Rental Operations and Company Operations—will be discussed in detail on the Investor Conference Call scheduled for Monday, March 24, 2003.

Investor Conference Call

        IHOP Corp. will host an investor conference call to discuss its strategic financial plan today at 10:00 a.m. Eastern (7:00 a.m. Pacific). To participate on the call, please dial (877) 356-3747 and ask to join the IHOP conference call. The Company will webcast a slide presentation to accompany management's discussion, which can be accessed on the Investor Relations section of IHOP's Web site located at www.ihop.com. Participants should allow approximately ten minutes prior to the call's start time to visit the site and download any streaming media software needed to listen to the webcast and view the slide show. An audio replay of the call will be available by 1:00 p.m. Eastern and can be accessed through March 31, 2003 by dialing (800) 642-1687 and referencing pass code 9327900. An online archive of the webcast and slide show will be available approximately four hours following the live call.

About IHOP Corp.

        The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for 45 years. Offering more than 16 types of pancakes, as well as omelets, breakfast specialties, burgers, chicken and steaks, IHOP's diverse menu appeals to people of all ages. IHOP restaurants are developed, operated and franchised by Glendale, California based IHOP Corp. As of December 31, 2002, there were 1,103 IHOP restaurants in the chain in 45 states and Canada. IHOP is publicly traded on the NYSE under the symbol "IHP." For more information, call the Company's headquarters at (818) 240-6055 or visit the Company's Web site located at www.ihop.com.

Forward-Looking Statements

        There are forward-looking statements contained in this news release. They use such words as "may," "will," "expect," "believe," "plan," or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company's new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP's control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP's overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP's filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

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IHOP CORP. DETAILS STRATEGIC FINANCIAL DECISIONS